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                                                                     EXHIBIT 3.4

              [LETTERHEAD OF PACIFIC COAST APPAREL COMPANY, INC.]

                                October 2, 1999


Capital Factors, Inc.
700 S. Flower Street, Suite 2001
Los Angeles, California 90017

Ladies and Gentlemen:

       We find that we are unable to meet our obligations to you and acknowledge that we are presently in breach and default our obligations to you under the terms and conditions of our Factoring Agreement, dated September 8, 1997 (the "Factoring Agreement"), and all of the other agreements entered into between us in connection with the Factoring Agreement. We acknowledge that you have properly exercised your right to declare the entire obligations owing from us to you be immediately due and payable.

       In view of said defaults, and in order to facilitate an orderly liquidation of your collateral securing our obligations to you, we hereby agree and request that you, as a secured party, take possession of the collateral securing our obligations to you as and when you require possession in order to complete foreclosure sales of such collateral or to otherwise exercise your rights with respect to such collateral. In this connection, we understand that you shall be selling certain inventory, purchase orders, patterns, markers, designs, the trade name and trademark "Cotton Stuff" and the goodwill associated with such trade name and trademark, all as more fully described on EXHIBIT A attached hereto, (collectively, the "Cotton Stuff Assets") to ROBERT P.
MULDER, INC., a California corporation doing business as Evans Unlimited ("Purchaser") pursuant to a private foreclosure sale. We acknowledge that we have been instrumental in locating Purchaser as a prospective buyer of the Cotton Stuff Assets. In this connection we agree to follow your instructions to either deliver to Purchaser or to provide to you immediate possession of all Cotton Stuff Assets, as well as documents, files and records related to Cotton Stuff Assets. We agree that the proposed sale to Purchaser shall constitute a commercially reasonable sale of the Cotton Stuff Assets.

       We hereby authorize you to enter our business premises, wherever located, wherein any of the aforesaid Cotton Stuff Assets may be located and to remove such Cotton Stuff Assets.

       We are taking this action so that you may exercise any and all remedies that you have in accordance with the provisions of the California Uniform Commercial Code.

       We are executing this letter to you in counterparts for the purpose, among others, that you may exhibit the same to contractors, lessors, brokers, warehousemen, government officials and other third parties as evidence of the facts stated and we hereby request that all such persons cooperate with you to accomplish the purposes set forth herein.
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       We hereby represent, covenant and warrant to you that the officers and employees of the undersigned will cooperate with you in obtaining possession of your collateral. We recognize and acknowledge that the presence of any of our officers, directors, and employees of the undersigned at our premises is solely and only for the purpose of rendering such assistance as they are able to and not for the purpose of altering and modifying in any respect your exclusive right to possession of your collateral.

       This letter will serve as our written statement renouncing after default, pursuant to Section 9504(3) of the California Uniform Commercial Code, our rights to notification of any foreclosure sale or sales you may hold in connection with your exercise of any and all rights you may have to sell or otherwise dispose of said collateral (including the Cotton Stuff Assets) in satisfaction of our obligations in whole or in part.

       Nothing contained herein shall constitute a waiver of any of your rights under the various agreements mentioned above and all of your rights to seek a deficiency under said agreements, under the California Uniform Commercial Code and under the personal guaranties that you hold, all of which rights are fully reserved to you.

                                        Very truly yours,

                                        PACIFIC COAST APPAREL COMPANY, INC.,
                                        a California corporation



                                        /s/ TERRY McGOVERN
                                        -------------------
                                        By: TERRY McGOVERN
                                            CEO